Exhibit 99.1

SEALY CORPORATION
Mailing Address: One Office Parkway • Trinity, North Carolina 27370
Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 862-8705

SEALY CORPORATION REPORTS THIRD QUARTER RESULTS

— Net Sales Grow 6.4% —

— International Sales Grow 24.3% —

ARCHDALE, North Carolina (October 11, 2006) — Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, today announced results for its third quarter of fiscal 2006.

Net sales for the fiscal quarter ended August 27, 2006 increased 6.4% to $415.1 million from $390.0 million for the comparable period a year earlier as average unit selling price increased 5.0% and unit volume increased 1.3%.   International net sales increased $18.9 million or 24.3% (18.9% excluding the effects of currency fluctuation) to $96.7 million. Domestic net sales increased 2.0% to $318.4 million as average unit selling price improved 5.9% and unit volume declined 3.7%.

Third quarter gross profit was $185.2 million, or 44.6% of sales, versus $175.9 million, or 45.1% of sales, for the comparable period a year earlier.  Gross profit as a percent of sales was impacted by increased floor sample discounts and the strength of Sealy’s international business and domestic promotional lines which carry lower gross margins compared to the Company average, slightly offset by improvements in Sealy’s average unit selling price and in domestic manufacturing efficiency. Adjusted EBITDA(1) for the quarter increased to $68.8 million versus $67.2 million for the comparable period a year earlier.

Net income was $29.4 million, or $0.30 per diluted share, versus $26.3 million for the comparable period a year ago.  Third quarter results include incremental pre-tax expenses of $6.0 million related to the launch of Sealy’s new products and $0.4 million of incremental expense for non-cash compensation versus the comparable prior year period.

“We continue to successfully navigate through a year of domestic product transition and challenging industry and competitive environment, while driving strong sales and margin growth internationally,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer.  “Our efforts are focused on improving the product upgrade cycles in order to drive positive unit growth, including executing on initiatives that provide our retail partners with the beds that will drive traffic on their selling floors.  Over the long term, it is critical for us to continue to innovate new products and successfully execute on our three main growth drivers - core innerspring products, specialty products and international expansion.”

Net sales for the nine months ended August 27, 2006 increased 7.5% to $1,187.6 million from $1,104.9 million for the comparable period a year earlier. Gross profit was $530.5 million, or 44.7% of sales, versus $492.1 million, or 44.5% of sales, for the comparable period a year earlier.  Adjusted EBITDA was $189.8

(1)             Please see the attached tables below for a reconciliation of Adjusted EBITDA to net income and cash flow from operations.

million versus $182.9 million for the comparable period a year earlier.  Net income was $52.5 million, versus net income of $53.3 million for the comparable period a year ago.  Nine month results include $34.2 million of charges related to the Company’s IPO and associated debt extinguishments, $20.9 million of incremental cost related to the launch of Sealy’s new products and $2.1 million of incremental expense for non-cash compensation versus the comparable prior year.

Mr. McIlquham continued, “We are confident that there is significant opportunity to improve our future performance in the coming years behind our new products and an anticipated rebound in industry sales. The power of the Sealy brands, our commitment to operating improvements and effectively increasing our distribution position globally will enable us to build our market leadership position and increase profitability over the long term.”

As of August 27, 2006, Sealy’s cash and cash equivalent balance was $22.2 million versus $36.6 million at the beginning of the fiscal year.  The Company has reduced total debt net of cash by $136.2 million to $789.0 million since the beginning of the fiscal year.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (800) 289-0572, or for international callers (913) 981-5543.  Participants should register at least 15 minutes prior to the commencement of the call.  Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section.  Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of nearly $1.5 billion in 2005. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Domestically, Sealy has 20 plants and sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

SEALY CORPORATION

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Quarter Ended
	August 27, 2006	August 28, 2005
Net sales	$415,124	$390,026

Cost of goods sold	229,941	214,081

Gross Profit	185,183	175,945

Selling, general and administrative expenses	127,207	117,908
Amortization of intangibles	144	122
Royalty income, net of royalty expense	(3,830)	(3,603)

Income from operations	61,662	61,518
Interest expense	15,981	19,308
Debt extinguishment and refinancing expenses	4,567	—
Other income, net	(75)	(70)

Income before income tax expense	41,189	42,280
Income tax expense	11,821	16,025

Net income	$29,368	$26,255

Earnings per common share - Basic	$ 0.32	$ 0.37

Earnings per common share - Diluted	$ 0.30	$ 0.35

Weighted average number of common shares outstanding:
Basic	90,959	70,454
Diluted	96,660	75,808

SEALY CORPORATION

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Nine Months Ended
	August 27, 2006	August 28, 2005
Net sales	$1,187,571	$1,104,939

Cost of goods sold	657,115	612,831

Gross Profit	530,456	492,108

Selling, general and administrative expenses	373,922	336,704
Expenses associated with initial public offering of common stock	28,510	—
Amortization of intangibles	399	409
Royalty income, net of royalty expense	(11,225)	(9,947)

Income from operations	138,850	164,942
Interest expense	52,610	59,413
Debt extinguishment and refinancing expenses	9,862	6,248
Other income, net	(641)	(228)

Income before income tax expense	77,019	99,509
Income tax expense	24,266	46,199

Income before cumulative effect of a change in accounting principle	52,753	53,310
Cumulative effect of the adoption of FASB Interpretation No. 47, net of related tax benefit of $191	287	—

Net income	$52,466	$53,310

Earnings per common share - Basic
Income before cumulative effect of change in accounting principle	$0.65	$0.76
Cumulative effect of change in accounting principle	0.00	—
Earnings per common share - Basic	$0.65	$0.76

Earnings per common share - Diluted
Income before cumulative effect of a change in accounting principle	$0.60	$0. 71
Cumulative effect of change in accounting principle	0.00	—
Earnings per common share - Diluted	$0.60	$0. 71

Weighted average number of common shares outstanding:
Basic	81,169	70,341
Diluted	87,189	75,073

SEALY CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	August 27, 2006	November 27, 2005	August 28, 2005
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,206	$36,554	$28,011
Accounts receivable, net of allowances for bad debts, cash discounts and returns	208,760	175,414	198,367
Inventories	66,465	60,141	54,462
Assets held for sale	2,338	1,405	1,405
Prepaid expenses and other current assets	22,719	14,320	10,678
Deferred income taxes	15,823	16,555	12,017

	338,311	304,389	304,940

Property, plant and equipment—at cost	347,711	328,935	325,006
Less: accumulated depreciation	(173,323)	(160,958)	(157,956)

	174,388	167,977	167,050
Other assets:
Goodwill	388,279	384,646	384,986
Other intangibles	4,399	4,559	4,403
Debt issuance costs, net, and other assets	27,615	33,116	35,540
	420,293	422,321	424,929
	$932,992	$894,687	$896,919

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term obligations	$15,388	$12,769	$10,779
Accounts payable	116,037	119,558	104,701
Accrued incentives and advertising	38,281	37,958	10,658
Accrued compensation	31,970	44,138	37,759
Accrued interest	6,467	18,414	38,234
Other accrued expenses	41,191	47,429	42,101
	249,334	280,266	244,232

Long-term obligations, net of current portion	795,782	948,975	1,000,401
Other noncurrent liabilities	44,059	43,659	43,430
Deferred income taxes	11,952	12,356	14,375

Common stock and options subject to redemption	20,263	21,654	—

Stockholders’ deficit:
Common stock, $0.01 par value; Authorized 200,000 shares; Issued and outstanding: 2006 — 90,983; 2005 — 70,480 (including shares classified above as subject to redemption: 2006 — 424; 2005 — 263)	904	702	928
Additional paid-in capital	664,588	365,900	387,202
Accumulated deficit	(860,821)	(781,463)	(796,632)
Accumulated other comprehensive income	6,931	2,638	2,983
	(188,398)	(412,223)	(405,519)
	$932,992	$894,687	$896,919

SEALY CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	August 27, 2006	August 28, 2005
Cash flows from operating activities:
Net income	$52,466	$53,310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,625	16,379
Deferred income taxes	1,700	16,525
Non-cash interest expense:
Senior Subordinated PIK Notes	3,348	5,902
Amortization of debt issuance costs and other	1,237	3,041
Stock-based compensation	3,040	920
(Gain) loss on sale of assets	402	(1,353)
Write-off of debt issuance costs related to debt extinguishments	6,302	3,384
Cumulative effect of accounting change	287	—
Other, net	(5,011)	1,830
Changes in operating assets and liabilities:
Accounts receivable	(33,346)	(25,394)
Inventories	(6,324)	(2,539)
Prepaid expenses and other current assets	(4,587)	5,310
Accounts payable	(4,589)	8,135
Accrued expenses	(35,179)	(18,501)
Other liabilities	511	(3,148)
Net cash provided by operating activities	(3,118)	63,801

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(20,674)	(19,756)
Proceeds from the sale of property, plant and equipment	494	9,800

Net cash used in investing activities	(20,180)	(9,956)

Cash flows from financing activities:
Proceeds from initial public offering of common stock, net of underwriting discount and other direct costs of $24,489	295,511	—
Cash dividend	(131,824)	—
Repayment of long-term debt	(586,614)	(60,000)
Borrowings under new credit facility	440,000	—
Borrowings under revolving credit facilities	137,191	194,172
Repayments of amounts borrowed under revolving credit facilities	(150,106)	(189,370)
Other borrowings	1,312	7,069
Exercise of employee stock options, including related excess tax benefits	3,012	427
Debt issuance costs	(657)	(251)
Other	—	(233)

Net cash provided by (used in) financing activities	7,825	(48,186)

Effect of exchange rate changes on cash	1,125	(427)

Change in cash and cash equivalents	(14,348)	5,232
Cash and cash equivalents:
Beginning of period	36,554	22,779

End of period	$22,206	$28,011

 Our long-term obligations contain various financial tests and covenants.  Our senior secured credit facilities require us to meet a minimum interest coverage ratio and a maximum leverage ratio. The indenture governing our new senior subordinated notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions.  We are currently in compliance with all debt covenants.  The specific covenants and related definitions can be found in the applicable debt agreements, each of which we have previously filed with the Securities and Exchange Commission.

The covenants contained in our senior secured credit facilities are based on what we refer to herein as “Adjusted EBITDA”.  In the senior secured credit facilities, EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance as discussed above.  Adjusted EBITDA is presented herein as it is a material component of these covenants. Non-compliance with such covenants could result in the requirement to immediately repay all amounts outstanding under such facilities. While the determination of “unusual items” is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with the covenants.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three and nine months ended August 27, 2006 and August 28, 2005 (in thousands):

	Three months ended		Nine months ended
	August 27, 2006	August 28, 2005	August 27, 2006	August 28, 2005
Income before cumulative effect of change in accounting principle	$29,368	$26,255	$52,753	$53,310
Interest cost	15,981	19,308	52,610	59,413
Income taxes	11,821	16,025	24,266	46,199
Depreciation and amortization	5,632	5,661	16,625	16,379

EBITDA	$62,802	$67,249	$146,254	$175,301
Management fees to KKR	—	525	775	1,539
Unusual and nonrecurring losses:
IPO expenses	—	—	28,510	—
Post-closing residual plant costs	171	(1,319)	604	(490)
Non-cash compensation	966	607	3,040	920
Debt extinguishment or refinancing charges	4,566	—	9,862	6,248
Other (various)	321	150	751	(653)
Adjusted EBITDA	$68,826	$67,212	$189,796	$182,865

The following table reconciles EBITDA to cash flow from operations (in thousands):

	Nine Months Ended
	August 27, 2006	August 28, 2005
Income before cumulative effect of change in accounting principle	$52,753	$53,310
Interest	52,610	59,413
Income Taxes	24,266	46,199
Depreciation & Amortization	16,625	16,379

EBITDA	146,254	175,301

Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(52,610)	(59,413)
Income taxes	(24,266)	(46,199)
Non-cash charges against (credits to) net income	11,018	30,249
Changes in operating assets & liabilities.	(83,514)	(36,137)

Cash flow from operations	$(3,118)	$63,801